Exhibit 99.1

Contact: Deepak Chaudhry

Phone: (812) 962-5095

FOR IMMEDIATE RELEASE

Accuride Corporation Completes Amendment of Senior Credit Facilities

EVANSVILLE, Ind. – June 16, 2003 – Accuride Corporation is pleased to announce the completion of the amendment and restatement of its senior secured bank credit agreement.  As part of the amendment, the company refinanced certain existing bank facilities with significant near-term amortization requirements.  Citigroup Global Markets Inc. and Lehman Brothers Inc. jointly arranged for the company a new three-year $66 million revolving credit facility and a new four-year $180 million 2nd lien term loan facility.  Deutsche Bank Trust Company Americas is the documentation agent.  The proceeds of the new facilities will be used to refinance the existing revolving credit facility, term loan A and term loan B.  As part of this amendment, the existing term loan C will remain outstanding.  In addition, the company’s financial covenants were adjusted to provide greater flexibility.

The amendment materially improves the company’s total liquidity to over $70 million estimated at close with $41 million of unused revolver capacity, a deferral of principal maturities to 2006 and beyond and a minimization of amortizations to $2 million per year in 2004-2005.

“We are very pleased with the results of our refinancing.  It paves the way for the successful execution of our business plan.  We anticipate that our revised capital structure will not only provide the tolerance to deal with the current industry downturn but also provide the flexibility for the future upturn that we are now just beginning to see,” said John Murphy, Accuride’s Executive Vice President and Chief Financial Officer.

###

Accuride Corporation

June 16, 2003

Accuride Corporation is North America’s largest manufacturer and supplier of wheels for heavy/medium trucks and trailers.  The Company offers the broadest product line in the North American heavy/medium wheel industry and is the only North American manufacturer and supplier of both steel and forged aluminum heavy/medium wheels.  Accuride Corporation also produces wheels for buses, commercial light trucks, pick-up trucks, sport utility vehicles, and vans.  Accuride Corporation has steel wheel operations in Henderson, Kentucky; London, Ontario, Canada; and in Monterrey, Mexico.  Accuride has aluminum wheel operations in Erie, Pennsylvania, and Cuyahoga Falls, Ohio.  Additionally, the Company produces tire molds at its Erie, Pennsylvania, facility.  Accuride is also involved in a commercial tire and wheel assembly joint venture in Springfield, Ohio. For more information, visit Accuride’s website at http://www.accuridecorp.com.

Statements contained in this news release that are not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s expectations, hopes, beliefs, anticipations and intentions on strategies regarding the future. It is important to note that the Company’s actual future results could differ materially from those projected in such forward-looking statements because of a number of factors, including but not limited to general economic, business and financing conditions, labor relations, governmental action, competitor pricing activity, expense volatility and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings. Accuride assumes no obligation to update the information included in this release.

###